Exhibit 99.1

                    Build-A-Bear Workshop, Inc. to
   Buy the Bear Factory and U.K. Franchisee for Approximately $41.4
                           Million in Cash

   ST LOUIS--(BUSINESS WIRE)--March 3, 2006--Build-A-Bear Workshop, Inc. (NYSE: BBW):

   --  The Bear Factory is a U.K.-based stuffed animal retailer

   --  Transaction includes purchase of Build-A-Bear Workshop U.K.
        franchisee, Amsbra, Ltd.

   -- Transaction offers significant economies of scale and is expected to be accretive to 2007 earnings per share

   Build-A-Bear Workshop, Inc., an interactive, entertainment retailer of customized stuffed animals, today announced that it has signed a definitive agreement to buy The Bear Factory, a United Kingdom-based stuffed animal retailer owned by Hamleys, Ltd. As part of the agreement, Build-A-Bear Workshop will also acquire Amsbra, Ltd., its franchisee in the U.K.
   "The acquisition of Bear Factory increases our opportunities to rapidly expand our brand throughout the United Kingdom, and provides us with an opportunity to use our successful marketing, product, and store execution practices as a national retailer in the U.K.," said Maxine Clark, chairman and chief executive bear. "The U.K. market is one with an exciting growth profile and combining forces with our Amsbra partners is a natural fit. We look forward to the benefits we can generate by leveraging our purchasing power and know-how across a larger and growing store base."
   The closing of the Bear Factory transaction is subject to the completion of U.K. regulatory clearance. The all cash transaction inclusive of the Amsbra transaction is valued at approximately $41.4 million (GBP 23.6 million) and is expected to close late in the first quarter or early in the second quarter of fiscal 2006. The Company further expects the acquisition to be accretive to earnings per share in fiscal 2007. In fiscal 2006, the transaction is expected to reduce earnings per diluted share by approximately $0.10 to $0.13 due primarily to costs associated with store conversion and integration, reduced franchise fee revenue and lower interest income.
   The Bear Factory, which had net retail revenue of $38.6 million (GBP 22.0 million) in fiscal 2005 (twelve months ended March 26,
2005), opened their first store in 2000. The acquisition includes 29 Bear Factory stores - 28 stores in the U.K., including one store located inside Hamleys' Regent Street flagship store - and one store in the Irish Republic. The majority of these stores are in premier mall locations. Bear Factory franchisees currently operate 13 stores located in the Middle East, Europe and Asia. After the transaction closes, Bear Factory stores in the U.K. and the Irish Republic are expected to be converted to Build-A-Bear Workshop stores in time for the 2006 holiday season. The expanded operations will be managed locally by the Amsbra, Ltd. management team in combination with members of the Bear Factory management and a Build-A-Bear Workshop integration team.
   "The Bear Factory store concept is similar to Build-A-Bear Workshop," said Barry Erdos, president and chief operating officer bear. "This is a business and a market we know and understand. We have confidence in our ability to grow and that with the economies of scale we'll have can improve the overall profitability of our U.K. operations. During the remainder of fiscal 2006, we plan to complete the integration and conversion of the store base, marketing programs, merchandise and information systems. This acquisition will also allow our world-wide expansion to occur more quickly than originally planned."
   Amsbra, Ltd., which had net retail revenue of $6.0 million (GBP
3.4 million) in fiscal 2005 (twelve months ended December 31, 2005) became a Build-A-Bear Workshop franchisee in May 2003 and opened its first store in Sheffield, England in November 2003. Amsbra holds the Build-A-Bear Workshop franchise rights in England, Scotland, Wales, Northern Ireland and the Irish Republic. Amsbra currently operates 11 Build-A-Bear Workshop stores in the U.K. and owns a partial interest in Faber France S.A.S. the Build-A-Bear Workshop franchisee in France.
   Hamleys, the world famous toy retailer, opened its first toy shop in London in 1760. It operates its main flagship store on Regent Street in London, five airport stores and a Website operation. Additionally, it has recently opened three concession stores in Denmark as a first step in an expansive overseas development plan.

   Updated 2006 Guidance

   Build-A-Bear Workshop expects the Bear Factory/Amsbra acquisition to reduce its previously announced fiscal 2006 earnings per diluted share guidance of $1.57 to $1.63 by $0.10 to $0.13. This reduction in earnings guidance primarily reflects the impact of costs associated with re-branding, store conversion, and integration of the Bear Factory stores, as well as, a reduction in franchise fee revenue and lower interest income.
   For the first half of fiscal 2006, earnings per diluted share are expected to be in the range of $0.63 to $0.66, excluding the Bear Factory/Amsbra transaction. For the second half of fiscal 2006, earnings per diluted share are expected to be in the range of $0.94 to $0.97, excluding the Bear Factory/Amsbra transaction.
   This guidance includes the anticipated impact of expensing stock-based compensation as required by SFAS 123R of approximately $2.7 million pretax ($1.7 million net of tax or $0.08 per diluted share) and distribution center transition costs of approximately $1.4 million pretax ($0.9 million net of tax or $0.04 per diluted share), which will primarily impact the third quarter of fiscal 2006.

   Management Conference Call - Monday, March 6, 9:00 a.m. Eastern
Time
   Build-A-Bear Workshop management will host a financial analyst and investor conference call on Monday, March 6, 2006 at 9:00 a.m. ET to discuss the Bear Factory transaction. The dial-in number for the live conference call is (617) 614-3925. The access code is 'Build-A-Bear'.
   Build-A-Bear Workshop will broadcast the conference call over the Internet via webcast. The webcast will be accessible through the Investor Relations page of Build-A-Bear Workshop's corporate web site, http://ir.buildabear.com. Participants are encouraged to log on to the webcast approximately 15 minutes in advance of the scheduled start time of the call.
   Following the live call, replays will be made available on the Internet and via telephone. A replay of the webcast will be posted on http://ir.buildabear.com approximately two hours after the completion of the call and will remain available until our next quarterly conference call. To access the telephone replay dial (617) 801-6888. The access code is 62055474. The telephone replay will be available from noon on March 6, 2006 to 11:59 p.m. on March 20, 2006.

   About Build-A-Bear Workshop, Inc.

   Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own-stuffed animal retail-entertainment experience. Founded in St. Louis in 1997, the company currently operates more than 200 stores in the United States and Canada. The addition of franchise stores in Europe, Asia and Australia make Build-A-Bear Workshop the leader in interactive retail. In November 2004, the company expanded the make-your-own concept from stuffed animals to dolls with the opening of its first friends 2B made(R), in which Guests can make their own dolls. Build-A-Bear Workshop (NYSE:
BBW) posted total revenue of $362 million in fiscal 2005. For more information, call 888.560.BEAR (2327) or visit the company's award-winning Web sites at www.buildabear.com and www.friends2bmade.com.

   Forward-Looking Statements

   This press release contains "forward-looking statements" (within the meaning of the federal securities laws) which represent the Build-A-Bear Workshop's expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: we may not realize some of the expected benefits of the acquisition of Amsbra and The Bear Factory; we may be unable to generate comparable store sales growth; our marketing initiatives may not generate sufficient brand awareness and sales; we may be unable to effectively manage our international franchises or comply with changing laws relating thereto; we may be unable to generate demand for our retail experience, or to respond to consumer preferences; customer mall traffic may decrease, as a result of various factors, including a reduction of consumer confidence because of terrorism or war; general economic conditions may worsen; our market share could be adversely affected by competitors; we may lose key personnel, or be unable to hire qualified additional personnel; vendor deliveries may be disrupted; the availability and costs of our products could be impacted by international manufacturing and trade issues; our warehousing and distribution vendors may perform poorly; we may fail to protect our intellectual property and may have infringement, misappropriation or other disputes or litigation with third parties; we may be unable to open new stores, renew or replace our store leases, enter into leases for new stores on favorable terms, or continue to comply with our current leases; we may experience communications or information systems failures; we may suffer negative publicity or be sued due to alleged violations of labor laws, employee regulations or unethical practices, either by the Company or its merchandise manufacturers; and we may violate or be accused of violating privacy or security laws by reason of improperly obtaining or failing to adequately protect Guest information. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company's forward-looking statements are included in the Company's filings with the SEC, including as described in the Company's annual report on Form 10-K for the fiscal year ended January 1, 2005. The Company undertakes no obligation to update or revise any forward- looking statements to reflect subsequent events or circumstances even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.



    CONTACT: Build-A-Bear Workshop, Inc.
             Investors:
             Molly Salky, 314-423-8000 x5353
             or
             Media:
             Jill Saunders, 314-423-8000 x5379